U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(b), (c), AND (d) AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                             (Amendment No. ____)(1)

                              SIENA HOLDINGS, INC.
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                                (Name of Issuer)

                                  common stock
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                         (Title of Class of Securities)

                                   826203101
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                                 (CUSIP Number)

                                  June 15, 2001
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             (Date of Event Which Requires Filing of This Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                |_| Rule 13d-1(b)

                                |_| Rule 13d-1(c)

                                | | Rule 13d-1(d)

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      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 826203101               SCHEDULE 13D                 Page 2 of 4 Pages
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1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      John P. Kneafsey
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
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3     SEC USE ONLY

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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
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                  5    SOLE VOTING POWER

                       2,706,330
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             2,706,330
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,706,330
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    45.10%
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12  TYPE OF REPORTING PERSON*

    IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1(a). Name of Issuer.

         SIENA HOLDINGS, INC.
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Item 1(b). Address of Issuer's Principal Executive Offices.

         5068 W. Plano Pkwy., Suite 300
         Plano, TX 75093
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Item 2(a). Names of Persons Filing.

         John P. Kneafsey
         -----------------------------------------------------------------------

Item 2(b). Address of Principal Business Office, or if None, Residence.

         9515 Deereco Road, Suite 903
         Timonium, MD 21093
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Item 2(c). Citizenship.

         United States of America
         -----------------------------------------------------------------------

Item 2(d). Title of Class of Securities.

         common stock
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Item 2(e). CUSIP Number.

         826203101
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Item 3. If This Statement is Filing Pursuant to Rules 13d-1(b), or 13d-2(b) or
        (c), Check Whether the person filing is a:

      (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

      (b) |_| Bank as defined in section 3(a)(6) of the Exchange Act.

      (c) |_| Insurance company as defined in section 3(a)(19) of the Exchange Act.

      (d) |_| Investment company registered under section 8 of the Investment Company Act.

      (e) |_| An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E);

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

      (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership

      (a)   Amount beneficially owned: 2,706,330
                                      ------------------------------------------

      (b)   Percent of class: 45.10%
                             ---------------------------------------------------

      (c)   Number of shares as to which each such person has

      (i)   sole power to vote or to direct the vote  2,706,330
                                                    ----------------------------

      (ii)  shared power to vote or to direct the vote
                                                      --------------------------

      (iii) sole power to dispose or to direct the disposition of  2,706,330
                                                                 ---------------

      (iv)  shared power to dispose or to direct the disposition of
                                                                   -------------

Item 5.     Ownership of Five Percent or Less of a Class.

      --------------------------------------------------------------------------

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

      --------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

      --------------------------------------------------------------------------

Item 8.     Identification and Classification of Members of the Group.

      --------------------------------------------------------------------------

Item 9.     Notice of Dissolution of Group.

      --------------------------------------------------------------------------

Item 10.    Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          6/21/01
                                         ---------------------------------------
                                                          (Date)


                                                   /s/ John P. Kneafsey
                                         ---------------------------------------
                                                        (Signature)

                                                      John P. Kneafsey
                                         ---------------------------------------
                                                       (Name/Title)